                                INDEX TO EXHIBITS

Exhibit Number

      2.1

                          AGREEMENT AND PLAN OF MERGER

                                     among:

                              NETIVATION.COM, INC.
                             a Delaware corporation;

                       NETIVATION.COM MERGER THREE CORP.,
                             a Delaware corporation;

                            PINNACLE MEDSOURCE, INC.,
                             a Georgia corporation;

                                       and

              the Selling Stockholders of Pinnacle MedSource, Inc.
                           listed on Exhibit A hereto

                             Dated as of May 3, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1 - DESCRIPTION OF TRANSACTION                                         1
      1.1   Merger of Pinnacle into Merger Sub                                 1
      1.2   Effect of the Merger                                               1
      1.3   Closing; Effective Time                                            1
      1.4   Certificate of Incorporation, Bylaws and Directors and Officers    2
      1.5   Conversion of Pinnacle Stock                                       2
      1.6   Additional Consideration                                           3
      1.7   Closing of Pinnacle's Transfer Books                               3
      1.8   Exchange of Certificates                                           3
      1.9   Dissenting Shares                                                  4
      1.10  Tax Consequences                                                   5
      1.11  Accounting Treatment                                               5
      1.12  Further Action                                                     5

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
            PINNACLE AND THE SELLING STOCKHOLDERS                              5
      2.1   Organization, Good Standing and Qualification                      5
      2.2   Subsidiaries                                                       6
      2.3   Capitalization; Voting Rights                                      6
      2.4   Authorization; Binding Obligations                                 6
      2.5   Financial Statements                                               6
      2.6   Liabilities                                                        6
      2.7   Agreements; Action                                                 7
      2.8   Obligations to Related Parties                                     7
      2.9   Absence of Changes                                                 7
      2.10  Title to Properties and Assets; Liens, Etc.                        8
      2.11  Patents and Trademarks                                             9
      2.12  Compliance with Other Instruments                                  9
      2.13  Litigation                                                        10
      2.14  Tax Returns and Payments                                          10
      2.15  Employees                                                         11
      2.16  Registration Rights                                               11
      2.17  Compliance with Legal Requirements; Consents                      11
      2.18  Selling Stockholders                                              12
      2.19  Full Disclosure                                                   12
      2.20  Securities Laws Matters                                           13
      2.21  Brokers                                                           13
      2.22  Debt                                                              14
      2.23  Hazardous Substances                                              14

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION                      14
      3.1   Organization, Good Standing and Qualification                     14
      3.2   Subsidiaries                                                      14
      3.3   Capitalization; Voting Rights                                     15
      3.4   Authorization; Binding Obligations                                15
      3.5   Full Disclosure                                                   15
      3.6   Litigation                                                        16
      3.7   Compliance with other Instruments                                 16
      3.8   Consents                                                          16
      3.9   Brokers                                                           16

SECTION 4 - CERTAIN COVENANTS OF PINNACLE AND THE SELLING STOCKHOLDERS        17
      4.1   Access and Investigation                                          17
      4.2   Operation of Business                                             17
      4.3   No Negotiation                                                    19

SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES                               19
      5.1   Notification; Opportunity to Cure                                 19
      5.2   Filings and Consents                                              20
      5.3   Public Announcements                                              21
      5.4   Best Efforts                                                      21
      5.5   Tax Matters                                                       21
      5.6   No Solicitation                                                   21
      5.7   Fairness Hearing                                                  21

SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS
            OF NETIVATION AND MERGER SUB                                      22
      6.1   Accuracy of Representations                                       22
      6.2   Performance of Covenants                                          22
      6.3   Consents                                                          22
      6.4   No Material Adverse Change                                        22
      6.5   Agreements and Documents                                          22
      6.6   No Restraints                                                     23
      6.7   Securities Law Compliance                                         23
      6.8   Unaccredited Investors                                            23
      6.9   Corporate Approvals                                               23
      6.10  Lock-Up Agreements                                                23

SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS
            OF PINNACLE AND THE SELLING STOCKHOLDERS                          24
      7.1   Accuracy of Representations                                       24
      7.2   Performance of Covenants                                          24
      7.3   Consents                                                          24
      7.4   Agreements and Documents                                          24
      7.5   No Restraints                                                     25
      7.6   Corporate Approvals                                               25
      7.7   No Material Adverse Change                                        25

SECTION 8 - TERMINATION                                                       25
      8.1   Termination Events                                                25
      8.2   Termination Procedures                                            26
      8.3   Effect of Termination                                             26

SECTION 9 - INDEMNIFICATION, ETC.                                             27
      9.1   Survival of Representations, Warranties and Covenants             27
      9.2   Indemnification by the Selling Stockholders                       28
      9.3   Indemnification by Netivation                                     28
      9.4   Minimum Claim Against the Selling Stockholders                    29
      9.5   Minimum Claim Against Netivation                                  29
      9.6   Defense of Third Party Claims                                     29
      9.7   Indemnity Reserve                                                 30
      9.8   Exclusive Remedy                                                  30

SECTION 10 - MISCELLANEOUS PROVISIONS                                         30
      10.1  Selling Stockholders' Agent                                       30
      10.2  Further Assurances                                                32
      10.3  Fees and Expenses                                                 32
      10.4  Attorneys' Fees                                                   32
      10.5  Notices                                                           33
      10.6  Headings                                                          33
      10.7  Counterparts                                                      34
      10.8  Governing Law                                                     34
      10.9  Successors and Assigns                                            34
      10.10 Remedies Cumulative; Specific Performance                         34
      10.11 Waiver                                                            34

      10.12 Amendments                                                        35
      10.13 Time of the Essence                                               35
      10.14 Severability                                                      35
      10.15 Parties in Interest                                               35
      10.16 Entire Agreement                                                  35
      10.17 Construction                                                      35

                                    EXHIBITS

Exhibit A   -     Selling Stockholders
Exhibit B   -     Certain Definitions
Exhibit C   -     Director and Officer of Surviving Corporation
Exhibit D   -     Allocation of Merger Consideration
Exhibit E   -     Form of Legal Opinion
Exhibit F   -     Form of Employment and Noncompetition Agreement
Exhibit G   -     Form of Escrow Agreement
Exhibit H   -     Form of Prospective Offeree Questionnaire
Exhibit I   -     Form of Lock-Up Agreement

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of May 3, 2000, by and among: NETIVATION.COM, INC., a Delaware corporation ("Netivation"), NETIVATION.COM MERGER THREE CORP., a Delaware corporation and a wholly-owned subsidiary of Netivation ("Merger Sub"), PINNACLE MEDSOURCE, INC., a Georgia corporation ("Pinnacle"), and the stockholders of Pinnacle set forth on Exhibit A hereto (the "Selling Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

            A. The parties intend to effect a merger of Pinnacle into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law ("Delaware Law") and the Georgia Business Corporation Code ("Georgia Law") (the "Merger"). Upon consummation of the Merger, Pinnacle will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Netivation.

            B. The Selling Stockholders own an aggregate of 857 shares of capital stock of Pinnacle (the "Pinnacle Stock"), constituting 100% of the Pinnacle capital stock on a fully-diluted basis.

                                    AGREEMENT

            The parties to this Agreement agree as follows:

                     SECTION 1 - DESCRIPTION OF TRANSACTION

            1.1 Merger of Pinnacle into Merger Sub . Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Pinnacle shall be merged with and into Merger Sub, and the separate existence of Pinnacle shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

            1.2 Effect of the Merger . The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law and Georgia Law.

            1.3 Closing; Effective Time . The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moffatt, Thomas, Barrett, Rock & Fields, Chartered, 101 S. Capitol Boulevard, 10th Floor, Boise, Idaho 83702 within two (2) business days following the fulfillment of the covenants set forth in Section 5.7, or at such other time as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger (the "Certificate of Merger"), conforming to the requirements of Delaware Law, and properly executed articles of merger (the "Articles of Merger"), conforming to the requirements of Georgia Law, shall be filed with the Secretary of State of the State of Delaware and the State of Georgia, respectively. The Merger shall become effective at the time such Certificate of Merger and Articles of Merger are filed with and accepted by the Secretary of State of the State of Delaware and the State of Georgia, respectively, (the "Effective Time").

            1.4 Certificate of Incorporation, Bylaws and Directors and Officers.

                  (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of this corporation is "Pinnacle MedSource, Inc."

                  (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

                  (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

            1.5 Conversion of Pinnacle Stock .

                  (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Netivation, Merger Sub, Pinnacle or any stockholder of Pinnacle, each share of Common Stock of Pinnacle issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Four Hundred Seventy-One and 41/100 (471.41) fully paid and nonassessable shares of Common Stock of Netivation (the "Netivation Stock"). All outstanding shares of Pinnacle capital stock shall be exchanged for no more than Four Hundred Four Thousand (404,000) shares of Netivation Stock. The number of shares of the Netivation Stock to be received by each Selling Stockholder is set forth on Exhibit D.

      If, between the date of this Agreement and the Closing Date, the shares of capital stock of Pinnacle or the Netivation Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the number of shares of the Netivation Stock pursuant to this
Section 1.5(a) shall be appropriately adjusted.

                  (b) If any shares of capital stock of Pinnacle outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Pinnacle, then the shares of Netivation Stock issued in exchange for such shares of capital stock of Pinnacle will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Netivation Stock may be accordingly marked with appropriate legends.

            1.6 Additional Consideration . At Closing, Netivation shall pay Three Hundred Thousand Dollars ($300,000) cash to the Selling Stockholders in proportion to each Selling Stockholder's interest in Pinnacle immediately prior to Closing. Such amount shall be made when due by wire transfer of immediately available funds to such bank account(s) as shall be designated by the Selling Stockholders at least three (3) business days prior to the date of such payment.

            1.7 Closing of Pinnacle's Transfer Books . At the Effective Time, holders of certificates representing Pinnacle capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Pinnacle, and the stock transfer books of Pinnacle shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such capital stock of Pinnacle shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such capital stock of Pinnacle (a "Pinnacle Stock Certificate") is presented to the Surviving Corporation or Netivation, such Pinnacle Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

            1.8 Exchange of Certificates .

                  (a) At or as soon as practicable after the Effective Time, Netivation will send to each holder of a Pinnacle Stock Certificate a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of such Pinnacle Stock Certificate for payment therefor and conversion thereof. Upon surrender of a Pinnacle Stock Certificate to Netivation for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Netivation, the holder of such Pinnacle Stock Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Netivation Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and the Pinnacle Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Pinnacle Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Netivation Stock (and cash in lieu of any fractional share of Netivation Stock) as contemplated by this Section 1. If any Pinnacle Stock Certificate shall have been lost, stolen or destroyed, Netivation may, in its discretion and as a condition precedent to the issuance of any certificates representing Netivation Stock, require the owner of such lost, stolen or destroyed Pinnacle Stock Certificate to provide an appropriate affidavit.

                  (b) No dividends or other distributions declared or made with respect to Netivation Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Pinnacle Stock Certificate with respect to the shares of Netivation Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Pinnacle Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

                  (c) No fractional shares of Netivation Stock shall be issued in connection with the Merger. In lieu of such fractional shares, any holder of capital stock of Pinnacle who would otherwise be entitled to receive a fraction of a share of Netivation Stock shall, upon surrender of such holder's Pinnacle Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of one share of Netivation Stock as reported by the NASDAQ consolidated reporting system on the Closing Date.

                  (d) Each certificate representing any of the shares of Netivation Stock to be issued in the Merger shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

                  (e) Netivation and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Pinnacle pursuant to this Agreement such amounts as Netivation or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            1.9 Dissenting Shares . Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Pinnacle that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided under Georgia Law ("Dissenting Shares") shall not be canceled and converted in accordance with Section 1.5 unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Georgia Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's capital stock of Pinnacle shall thereupon be deemed to have been canceled and converted as described in Section 1.5 at the Effective Time, and each such share shall represent solely the right to receive the merger consideration described in Section 1.5. Pinnacle shall give prompt notice of any demands received by Pinnacle for appraisal of its shares, and, prior to the Effective Time, Netivation shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Pinnacle shall not, except with the prior written consent of Netivation, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, no stockholder of Pinnacle who has demanded appraisal rights as provided under Georgia Law shall be entitled to vote such holder's shares of Netivation Stock or capital stock of Pinnacle for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record of Pinnacle at a date which is prior to the Effective Time).

            1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

            1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Netivation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Netivation with full right, title and possession of and to all rights and property of Pinnacle, the officers and directors of the Surviving Corporation and Netivation shall be fully authorized (in the name of Pinnacle and otherwise) to take such action.

                  SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                     PINNACLE AND THE SELLING STOCKHOLDERS

            Except as set forth in Schedule 2 (the "Schedule of Exceptions"), Pinnacle and each of the Selling Stockholders jointly and severally represent and warrant, to and for the benefit of the Netivation Indemnitees, as follows:

            2.1 Organization, Good Standing and Qualification . Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Pinnacle has all requisite corporate power and authority to own, lease and operate its properties and assets, to execute and deliver the Transactional Agreements to which it is or may become a party, to carry out the provisions of such Transactional Agreements and to carry on its business as presently conducted. Pinnacle is duly qualified and authorized to do business and is in good standing as foreign entities in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Pinnacle. Pinnacle has made available to Netivation true, correct and complete copies of Pinnacle's articles of incorporation and bylaws, each as amended to date.

            2.2 Subsidiaries . Pinnacle owns no equity securities of any other corporation, limited partnership or similar entity. Pinnacle is not a participant in any joint venture, partnership or similar arrangement.

            2.3 Capitalization; Voting Rights . The authorized capital stock of Pinnacle consists of 1,000,000 shares of Common Stock (of which 0 shares are non-voting and 1,000,000 shares are voting), of which 857 shares are issued and outstanding. Exhibit A sets forth the names of the stockholders of Pinnacle and the number of shares of capital stock owned of record by each such stockholder. The Selling Stockholders together own all of the outstanding shares of capital stock of Pinnacle. All issued and outstanding shares of Pinnacle's Common Stock
(i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Pinnacle of any of its securities.

            2.4 Authorization; Binding Obligations . Pinnacle has all requisite right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Pinnacle is or may become a party. This Agreement constitutes the legal, valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            2.5 Financial Statements . Pinnacle has delivered to Netivation its unaudited balance sheet as of December 31, 1999 (the "Statement Date") and its unaudited income statement for the two (2) months ended February 29, 2000 (collectively, the "Pinnacle Financial Statements"). The Pinnacle Financial Statements present fairly in all material respects, on an income tax basis (except as may be indicated in the notes thereto), the financial condition of Pinnacle for the periods covered thereby.

            2.6 Liabilities . Pinnacle has no material liabilities and, to the Knowledge of Pinnacle, has no material contingent liabilities not otherwise disclosed in the Pinnacle Financial Statements, except (i) current liabilities incurred in the Ordinary Course of Business subsequent to the Statement Date and
(ii) liabilities incurred pursuant to this Agreement.

            2.7 Agreements; Action.

                  (a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Pinnacle is a party or is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, Pinnacle in excess of $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Pinnacle (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions materially restricting the development, manufacture or distribution of Pinnacle's products or services or
(iv) indemnification by Pinnacle with respect to infringements of proprietary rights.

                  (b) Pinnacle has not (i) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Pinnacle Financial Statements) individually in excess of $10,000 or, in excess of $15,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business.

                  (c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity

(including persons or entities Pinnacle has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

            2.8 Obligations to Related Parties . There are no obligations of Pinnacle to officers, directors, stockholders or employees other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Pinnacle and (c) for other standard employee benefits made generally available to all employees. No such officer, director or stockholder, or any member of their immediate families is, directly or indirectly, interested in any material contract with Pinnacle (other than such contracts as relate to any such person's ownership of capital stock or other securities of Pinnacle). Pinnacle is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

            2.9 Absence of Changes. Since the Statement Date, there has not been:

                  (a) Any change in the assets, liabilities, financial condition or results of operations of Pinnacle from that reflected in the Pinnacle Financial Statements, other than changes in the Ordinary Course of Business, which individually or in the aggregate has had or would have a Material Adverse Effect on Pinnacle;

                  (b) Any resignation or termination of any key officers of Pinnacle; and Pinnacle, to its Knowledge, does not know of the impending resignation or termination of employment of any such officer;

                  (c) Any material change, except in the Ordinary Course of Business, in the contingent obligations of Pinnacle by way of guaranty, endorsement, indemnity, warranty or otherwise except pursuant to this Agreement;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, which has had or would have a Material Adverse Effect on Pinnacle;

                  (e) Any waiver by Pinnacle of a material right or of a material debt owed to it;

                  (f) Any direct or indirect loans made by Pinnacle to any stockholder, employee, officer or director of Pinnacle, other than advances made in the Ordinary Course of Business;

                  (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                  (h) Any declaration or payment of any dividend or other distribution of the assets of Pinnacle in respect of its capital stock;

                  (i) Any labor organization activity;

                  (j) Any debt, obligation or liability incurred, assumed or guaranteed by Pinnacle, except those incurred under this Agreement, for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

                  (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (l) Any change in any material agreement to which Pinnacle is a party or by which it is bound which has had or would have a Material Adverse Effect on Pinnacle; or

                  (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or results of operations of Pinnacle. For purposes of this subsection (m), a material and adverse effect shall only be deemed to occur if its monetary impact to Pinnacle exceeds, or with the passage of time, will exceed, individually, $10,000 or, in the aggregate, $30,000.

            2.10 Title to Properties and Assets; Liens, Etc. Schedule 2.10 is a complete and accurate list of all material assets (whether leased or owned), including intellectual property, of Pinnacle. Pinnacle has good and marketable title to all of its properties and assets, including those listed on Schedule 2.10, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become due and payable, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Pinnacle and (iii) those that have arisen from purchase money security interests in an amount not to exceed $10,000. None of the Selling

Stockholders has any right in or claim to any of the intellectual property utilized by Pinnacle. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Pinnacle are in good operating condition and repair (ordinary wear and tear excepted) and are reasonably fit and usable for the purposes for which they are being used. Pinnacle is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

            2.11 Patents and Trademarks . Pinnacle owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets and licenses, and, to the Knowledge of Pinnacle, to all patents, information and other proprietary rights and processes necessary for its business as now conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Pinnacle bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Pinnacle has not received any written communications alleging that it either has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To Pinnacle's Knowledge, none of Pinnacle's employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Pinnacle's business by the employees of Pinnacle. The current conduct of Pinnacle's business does not, to the Knowledge of Pinnacle, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. To the Knowledge of Pinnacle, Pinnacle does not utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Pinnacle, except for inventions, trade secrets or proprietary information that have been assigned to Pinnacle.

            2.12 Compliance with Other Instruments. Pinnacle is not in violation or default of any term of its charter documents, or of any provision of any mortgage, indenture or material contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order, writ or, to Pinnacle's Knowledge, any statute, rule or regulation applicable to Pinnacle which would have a Material Adverse Effect on Pinnacle. The execution, delivery, and performance of and compliance with the Transactional Agreements will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Pinnacle or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Pinnacle or any of its assets or properties.

            2.13 Litigation. There is no action, suit, proceeding or investigation pending, or to the Knowledge of Pinnacle, currently threatened against Pinnacle that questions the validity of this Agreement or Transactional Agreements or the right of Pinnacle to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in a Material Adverse Effect on Pinnacle or any change in the current equity ownership of Pinnacle, nor, to the Knowledge of Pinnacle , is there any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Pinnacle) involving the prior employment of any of Pinnacle's employees, their use in connection with Pinnacle's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Pinnacle is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Pinnacle currently pending or which Pinnacle intends to initiate.

            2.14 Tax Returns and Payments.

                  (a) Each tax required to have been paid, or claimed by any Governmental Body to be payable, by Pinnacle (whether pursuant to any tax return or otherwise) has been duly paid in full and on a timely basis. Any tax required to have been withheld or collected by Pinnacle, including with respect to employees, has been duly withheld and collected; and (to the extent required) each such tax has been paid to the appropriate Governmental Body.

                  (b) All tax returns required to be filed by or on behalf of Pinnacle with any Governmental Body have been timely filed (collectively, the "Pinnacle Returns"). All taxes required to be paid by Pinnacle for the fiscal year 1999 have either been paid in full or shall not result in any liability to Pinnacle. All Pinnacle Returns (i) have been filed when due and (ii) have been accurately and completely prepared in full compliance with all applicable legal requirements, in all material respects. Pinnacle has delivered to Netivation accurate and complete copies of the 1999 Pinnacle Returns.

                  (c) There have been no examinations or audits of any Pinnacle Return, and, to the Knowledge of Pinnacle, no such examination or audit has been proposed or scheduled by any Governmental Body.

Pinnacle has delivered to Netivation accurate and complete copies of all audit reports and similar documents (to which Pinnacle has access) relating to the Pinnacle Returns.

                  (d) No claim or proceeding is pending or, to the Knowledge of Pinnacle, has been threatened against Pinnacle in respect of any tax. There are no unsatisfied Liabilities for taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Pinnacle. There are no liens for taxes upon any of the assets of Pinnacle, except liens for current taxes not yet due and payable. Pinnacle has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

                  (e) To the Knowledge of Pinnacle, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Pinnacle that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Pinnacle is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

            2.15 Employees. Pinnacle is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of Pinnacle, no employee of Pinnacle, nor any consultant with whom Pinnacle has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Pinnacle because of the nature of the business currently conducted by Pinnacle; and to the Knowledge of Pinnacle the continued employment by Pinnacle of its present employees, and the performance of Pinnacle's contracts with its independent contractors, will not result in any such violation. Pinnacle has not received any written notice alleging that any such violation has occurred. No employee of Pinnacle has been granted the right to continued employment by Pinnacle or to any material compensation following termination of employment with Pinnacle. To the Knowledge of Pinnacle, no officer or key employee, or any group of key employees, intends to terminate their employment with Pinnacle, nor does Pinnacle have a present intention to terminate the employment of any officer, key employee or group of key employees.

            2.16 Registration Rights. Pinnacle is not presently under any obligation, and has not granted any rights, to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

            2.17 Compliance with Legal Requirements; Consents .

                  (a) Pinnacle is, and has at all times since inception been, in material compliance with each legal requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where the failure to comply with each such legal requirement has not had and will not have a Material Adverse Effect on Pinnacle.

                  (b) Neither the execution and delivery of any of the Transactional Agreements to which Pinnacle or the Selling Stockholders are or will become a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                        (i) contravene, conflict with or result in a violation of (i) any of the provisions of Pinnacle's articles of incorporation or bylaws, or (ii) any resolution adopted by Pinnacle's stockholders or Pinnacle's board of directors;

                        (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Pinnacle, or any of the assets owned or used by Pinnacle, is subject;

                        (iii) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provision of any material contract to which Pinnacle is a party; or

                        (iv) give any Person the right to (A) declare a default or exercise any remedy under any material contract to which Pinnacle is a party,
(B) accelerate the maturity or performance of any material contract to which Pinnacle is a party or (C) cancel, terminate or modify any material contract to which Pinnacle is a party.

            Other than the filing of the Articles of Merger in accordance with Georgia Law, neither Pinnacle nor any of the Selling Stockholders was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

            2.18 Selling Stockholders . Each Selling Stockholder represents that
(i) he, she or it has the absolute and unrestricted right, power and authority to enter into and to perform his, her or its obligations under each of the Transactional Agreements to which such Selling Stockholder is or may become a party, (b) this Agreement constitutes his, her or its legal, valid and binding obligation, enforceable against such Selling Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) upon the execution of each of the other Transactional Agreements to which such Selling Stockholder will become a party at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            2.19 Full Disclosure . This Agreement does not (i) contain any representation, warranty or information that is false or misleading in any material respect with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to Pinnacle and the Selling Stockholders contained and to be contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading in any material respect. Pinnacle has provided Netivation and Netivation's Representatives with full and complete access to all of Pinnacle's records and other documents and data.

            2.20 Securities Laws Matters . Each Selling Stockholder understands that the Netivation Stock has not been registered under the Securities Act and that the Netivation Stock being issued in the Transaction is being issued pursuant to an exemption from registration contained in the Securities Act, based in part upon the Selling Stockholders' representations contained in this Agreement. Each Selling Stockholder hereby severally, but not jointly, represents and warrants as follows:

                  (a) Knowledge and Experience. Each Selling Stockholder is knowledgeable and has substantial experience in evaluating and investing in transactions in companies similar to Netivation so that such Selling Stockholder is capable of evaluating the merits and risks of such Selling Stockholder's investment in Netivation, or has appointed a person to act as "purchaser representative" as that term is defined in Rule 501 under the Securities Act. Each Selling Stockholder has by reason of such Selling Stockholder's business or financial knowledge and experience, the capacity to protect such Selling Stockholder's own interests in connection with the Transaction, or has appointed a person to act as "purchaser representative" as that term is defined in Rule 501 under the Securities Act. Further, each Selling Stockholder is aware of no publication of any advertisement in connection with the Transaction. Each Selling Stockholder can bear the economic risk of the Transaction. Each Selling Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Each Selling Stockholder acknowledges that he or she will be required to hold Netivation Stock for a period of one year prior to resale in a public market transaction involving a broker or dealer, consistent with Rule 144, unless a favorable outcome results in the fairness hearing referred to in
Section 5.7. Each Selling Stockholder also acknowledges that he or she could be deemed an affiliate of Netivation as defined pursuant to Rule 144 such that he or she or it would be required to hold Netivation Stock for two (2) years from the Closing Date before reselling those shares in reliance upon Rule 144.

                  (b) Netivation Information. Each Selling Stockholder has had an opportunity to discuss Netivation's business, management and financial affairs, both as currently conducted and as proposed to be conducted following the Merger, with directors, officers and management of Netivation and has had the opportunity to review Netivation's operations and facilities. Each Selling Stockholder has also had the opportunity to ask questions of, and receive answers from, Netivation and its management regarding the terms and conditions of the Transaction and the receipt of Netivation Stock.

                  (c) Acquisition for Own Account. Each Selling Stockholder is acquiring the Netivation Stock for such Selling Stockholder's own account for investment only, and not with a view towards distribution.

            2.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of Pinnacle.

            2.22 Debt. Schedule 2.22 is a complete and accurate list of all outstanding debt for borrowed money of Pinnacle, including the individual amounts owed and the parties to whom such amounts are owed.

            2.23 Hazardous Substances. To the Knowledge of Pinnacle and the Selling Stockholders, there are no hazardous materials currently located on the property(ies), at which Pinnacle conducts its business, in violation of any governmental regulation, and Pinnacle has not received any administrative order or written notice with respect to any contemplated hazardous-materials investigation concerning such property(ies). (As used herein, the term "hazardous materials" means any hazardous substance or hazardous waste as may have been defined under the Resource Conservation Recovery Act of 1976, the Comprehensive Environmental Response Compensation and Liability Act of 1980, and materials that have been designated as hazardous or toxic in any federal regulation or regulation of the State of Georgia.)

            SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION

            Netivation represents and warrants to Pinnacle and the Selling Stockholders as follows:

            3.1 Organization, Good Standing and Qualification.

                  (a) Netivation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Netivation has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Transactional Agreements, to issue and sell the Netivation Stock, to carry out the provisions of this Agreement and the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Netivation is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Netivation or its business. Netivation has made available to Pinnacle true, correct and complete copies of Netivation's certificate of incorporation and bylaws, each as amended to date.

                  (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted.

            3.2 Subsidiaries. Except for Merger Sub, Netivation.com Merger Eight Corp., InterLink Services, Inc., The Online Medical Bookstore, Inc., MEDMarket, Inc., Raintree Communications Corporation, Politicallyblack.com, Inc., Net.Capitol, Inc., U.S. Congress Handbook, Inc., and Public Disclosure, Inc. all of which are wholly-owned subsidiaries of Netivation, and MoneyZone.com, Netivation owns no equity securities of any other corporation, limited partnership or similar entity. Netivation is not a participant in any joint venture, partnership or similar arrangement.

            3.3 Capitalization; Voting Rights.

                  (a) The authorized capital stock of Netivation, as of April 20, 2000, consists of (a) 30,000,000 shares of Common Stock, of which approximately 10,869,516 shares are issued and outstanding, and (b) 2,000,000 shares of Preferred Stock, of which zero shares are issued and outstanding. All issued and outstanding shares of Netivation's Common Stock and Preferred Stock
(i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Netivation Stock has been duly authorized and, when issued in compliance with the provisions of this Agreement and its certificate of incorporation, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, other than liabilities imposed upon stockholders generally by the provisions of Delaware Law, and will not be subject to any other restrictions, except as set forth in or provided by this Agreement and as may be imposed by applicable law.

                  (b) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, one hundred (100) shares of which have been issued to Netivation. All of the issued and outstanding shares of Common Stock of Merger Sub (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

            3.4 Authorization; Binding Obligations. Each of Netivation and Merger Sub has all requisite right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Netivation and Merger Sub, as the case may be, is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of Netivation and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Netivation, enforceable against Netivation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            3.5 Full Disclosure. Except as set forth on Schedule 3.5, Netivation has, to the best of its Knowledge, filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") since June 22, 1999, each of which has complied in all material respects with all applicable rules of the Securities Act, and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed. Netivation has delivered to Pinnacle an accurate and complete copy of its Registration Statement on Form SB-2 No. 333-74569 filed with the SEC on June 22, 1999 (the "Registration Statement"), and its 10KSB for the period ending December 31, 1999 (the "10K"). The Registration Statement and the 10K (including any financial statements or schedules therein) do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            3.6 Litigation. There is no material action, suit, proceeding or investigation pending, or to the Knowledge of Netivation, currently threatened against Netivation that questions the validity of this Agreement or Transactional Agreements or the right of Netivation to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in a Material Adverse Effect on Netivation or any material change in the current equity ownership of Netivation, nor, to the Knowledge of Netivation, is there any basis for the foregoing.

            3.7 Compliance with other Instruments. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will materially, directly or indirectly, (with or without notice or lapse of time):

                        (i) contravene, conflict with or result in a violation of (A) any of the provisions of Netivation's certificate of incorporation or bylaws, or (B) any resolution adopted by Netivation's stockholders or Netivation's board of directors;

                        (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Netivation, or any of the assets owned or used by Netivation, is subject;

                        (iii) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provision of any contract to which Netivation is a party; or

                        (iv) give any Person the right to (A) declare a default or exercise any remedy under any contract to which Netivation is a party, (B) accelerate the maturity or performance of any contract to which Netivation is a party or (C) cancel, terminate or modify any contract to which Netivation is a party.

            3.8 Consents. Other than filings to be made in accordance with the Delaware Law, neither Netivation nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

            3.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of Netivation or any of its subsidiaries.

                   SECTION 4 - CERTAIN COVENANTS OF PINNACLE
                          AND THE SELLING STOCKHOLDERS

            4.1 Access and Investigation . Pinnacle and the Selling Stockholders shall ensure that, at all times during the Pre-Closing Period:

                  (a) Pinnacle and its Representatives provide Netivation and its Representatives with reasonable access, during normal business hours upon reasonable notice, to Pinnacle's Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Pinnacle;

                  (b) Pinnacle and its Representatives provide Netivation and its Representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to Pinnacle as Netivation may reasonably request in good faith; and

                  (c) Pinnacle and its Representatives compile and provide Netivation and its Representatives with such additional financial, operating and other data and information regarding Pinnacle as Netivation may reasonably request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, Pinnacle shall promptly provide Netivation with copies of:

                        (i) all material operating and financial reports prepared by Pinnacle for its senior management, including copies of the unaudited monthly balance sheets of Pinnacle and the related unaudited monthly statements of operations, statements of stockholders' equity and statements of cash flows;

                        (ii) any written materials or communications sent by or on behalf of Pinnacle to its stockholders generally;

                        (iii) any material notice, document or other communication sent by or on behalf of Pinnacle to any party to any Pinnacle contract or sent to Pinnacle by any party to any Pinnacle contract (other than any communication that relates solely to commercial transactions of the type sent in the Ordinary Course of Business);

                        (iv) any written notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and

                        (v) any material written notice, report or other document received by Pinnacle from any Governmental Body.

            4.2 Operation of Business. Pinnacle and the Selling Stockholders shall ensure that, during the Pre-Closing Period:

                  (a) Pinnacle conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

                  (b) Pinnacle uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Pinnacle;

                  (c) Pinnacle keeps in full force all existing insurance policies;

                  (d) Pinnacle's officers confer regularly, upon request, with Netivation concerning operational matters and otherwise report regularly, upon request, to Netivation concerning the status of Pinnacle's business, condition, assets, liabilities, operations, financial performance and prospects;

                  (e) Pinnacle immediately notifies Netivation of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

                  (f) Pinnacle does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (g) Pinnacle does not sell or otherwise issue any shares of capital stock or any other securities;

                  (h) Pinnacle does not amend its articles of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (i) Pinnacle does not form any subsidiary or acquires any equity interest or other interest in any other entity;

                  (j) Pinnacle does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, individually, do not exceed $5,000, or in the aggregate, $15,000;

                  (k) Except for outstanding interest and principal up to an amount of $125,000, incurred pursuant to the loan agreements referred to in Items 1 and 2 of Section 2.7 of the Schedule of Exceptions, Pinnacle does not
(i) lend money to any Person (other than reimbursable advances made to employees in the Ordinary Course of Business) or (ii) incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business and liabilities incurred pursuant to this Agreement;

                  (l) Pinnacle does not establish or adopt any employee benefit plan, nor pay or agree to pay any bonus nor make any profit-sharing or similar payment to, nor increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for regularly scheduled salary increases in the Ordinary Course of Business) or as required under existing agreements;

                  (m) Pinnacle does not change any of its methods of accounting or accounting practices in any respect, except as may be required as a result of change in law;

                  (n) Pinnacle does not commence any Proceeding, except in the Ordinary Course of Business;

                  (o) Pinnacle does not enter into any transaction or take any other action of the type referred to in Section 2.9;

                  (p) Pinnacle does not enter into any transaction or take any other action outside the Ordinary Course of Business except pursuant to this Agreement;

                  (q) Pinnacle does not enter into any transaction or take any other action that is reasonably likely to cause or constitute a Breach of any representation or warranty made by Pinnacle or the Selling Stockholders; and

                  (r) Pinnacle does not agree, commit or offer (in writing or otherwise), or attempt, to take any of the actions described in clauses "(f)" through "(q)" of this Section 4.2.

            4.3 No Negotiation. Pinnacle shall ensure that, during the Pre-Closing Period, neither Pinnacle nor any of Pinnacle's Representatives directly or indirectly:

                  (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction;

                  (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Netivation) relating to any Acquisition Transaction; or

                  (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction.

                 SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES

            5.1 Notification; Opportunity to Cure.

                  (a) During the Pre-Closing Period, each party shall promptly notify the other party in writing of:

                        (i) the discovery by that party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement that caused or constitutes a material Breach of any representation or warranty made by that party in this Agreement;

                        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material Breach of any representation or warranty made by that party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                        (iii) any material Breach of any covenant or obligation contained in this Agreement of that party; and

                        (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

                  (b) During the Pre-Closing Period, each party shall promptly notify the other party, as appropriate, in writing of the awareness by that party or its representatives of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or thereafter that caused or constitutes or will cause or constitute a Breach of any representation or warranty made by the other party in this Agreement.

                  (c) Neither party shall have the right to sue for indemnity for any defect that the party seeking indemnification was aware of prior to or during the Pre-Closing Period for which no notification pursuant to this Section
5.1 was given to the other party, as appropriate.

                  (d) If any event, condition, fact or circumstance that is required to be disclosed by Pinnacle pursuant to Section 5.1(a) or of which Pinnacle is notified pursuant to Section 5.1(b) requires any change in the Schedule of Exceptions, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule of Exceptions were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Pinnacle shall promptly deliver to Netivation an update to the Schedule of Exceptions specifying such change. No such update shall be deemed to supplement or amend the Schedule of Exceptions for the purpose of (i) determining the accuracy of any of the representations and warranties made by Pinnacle in this Agreement for purposes of Section 6.1, but shall be deemed to supplement or amend the Schedule of Exceptions for purposes of Section 9 or (ii) determining whether any of the other conditions set forth in Section 6 have been satisfied.

            5.2 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions and (ii) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Transactions. Each of the parties shall (upon request) promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by Pinnacle or Netivation, as the case may be, during the Pre-Closing Period.

            5.3 Public Announcements. During the Pre-Closing Period, (i) neither Pinnacle nor Netivation shall (and neither Pinnacle nor Netivation shall permit any of its respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Transactions, without the other party's prior written consent, and (ii) each party will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding the Merger; provided that Netivation shall be free to make any disclosure regarding the Merger that it deems necessary in connection with filings with the SEC made in connection with the Registration Statement.

            5.4 Best Efforts. During the Pre-Closing Period, (i) Pinnacle shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) Netivation and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in
Section 7 to be satisfied on a timely basis and Netivation will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            5.5 Tax Matters. At or prior to the Closing, (a) Pinnacle shall execute and deliver to Netivation a customary tax representation letter, in a form reasonably acceptable to Netivation, and (b) Netivation shall execute and deliver to Pinnacle a customary tax representation letter, in a form reasonably acceptable to Pinnacle. Pinnacle and the Selling Stockholders will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code and will not take any action after the Acquisition is effected that could reasonably be expected to cause the Acquisition to lose its status as a reorganization. All parties hereto agree to file this Agreement with their respective federal income tax returns for the year in which the Acquisition closes and to comply with the reporting requirements of United States Treasury Regulations Section 1.368-3, if applicable.

            5.6 No Solicitation. If this Agreement is terminated pursuant to
Section 8.1, for a period of one (1) year following the date of termination, neither Netivation nor any of its Affiliates will, directly or indirectly, solicit or induce any individual leased to or employed by Pinnacle to leave such employment and become an employee of Netivation or any of its Affiliates, without the prior written consent of Pinnacle.

            5.7 Fairness Hearing. During the Pre-Closing Period, Netivation, Pinnacle, and the Selling Stockholders shall use reasonable best efforts to facilitate a fairness hearing conducted pursuant to Section 3(a)(10) of the Securities Act regarding the issuance of the Netivation Stock pursuant to this Agreement. The parties acknowledge that time is of the essence in respect to the consummation of the fairness hearing described above.

                 SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF NETIVATION AND MERGER SUB

            The obligations of Netivation and Merger Sub to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Netivation, in whole or in part, in accordance with Section 10.11):

            6.1 Accuracy of Representations. Each of the representations and warranties made by Pinnacle and the Selling Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

            6.2 Performance of Covenants. Each covenant and obligation that Pinnacle or any of the Selling Stockholders is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

            6.3 Consents. All material consents set forth on Schedule 6.3 required to be obtained by Pinnacle in connection with the Transactions shall have been obtained and shall be in full force and effect.

            6.4 No Material Adverse Change. There shall have been no Material Adverse Effect on Pinnacle since the date of this Agreement.

            6.5 Agreements and Documents. Netivation shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) legal opinions from counsel for Pinnacle and the Selling Stockholders, substantially in the form of Exhibit E1 & E2;

                  (b) Employment and Noncompetition Agreements, substantially in the form of Exhibit F1, F2, & F3, executed by Stephen Miller, Anne Holcombe, and Albert Burt III;

                  (c) the Escrow Agreement, substantially in the form of Exhibit G;

                  (d) a tax representation letter (as described in Section 5.5) executed by Pinnacle;

                  (e) a Prospective Offeree Questionnaire substantially in the form of Exhibit H executed by each Selling Stockholder;

                  (f) a certificate executed by each of the Selling Stockholders containing the representation and warranty of each such Selling Stockholder that each of the representations and warranties made by Pinnacle and the Selling Stockholders in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date(except for representations and warranties made as of a specified date, which need to be accurate in all material respects only as of the specified date);

                  (g) a certificate executed by Pinnacle containing the representation and warranty of Pinnacle that each of the representations and warranties made by Pinnacle in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need to be accurate in all material respects only as of the specified date);

                  (h) such other documents as Netivation may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Pinnacle or the Selling Stockholders, (ii) evidencing the compliance by Pinnacle or the Selling Stockholders with, or the performance by

Pinnacle or the Selling Stockholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

            6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

            6.7 Securities Law Compliance. All applicable requirements of the Securities Act and any applicable state securities laws shall have been satisfied.

            6.8 Unaccredited Investors. The Prospective Offeree Questionnaires delivered pursuant to Section 6.5 shall indicate that no more than 35 of the stockholders of Pinnacle are "unaccredited investors," as defined by Rule 501 under the Securities Act.

            6.9 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Pinnacle and the Selling Stockholders.

            6.10 Lock-Up Agreements. If Netivation shall have received a favorable outcome with respect to the fairness hearing described in Section 5.7, then each Selling Stockholder shall have delivered to Netivation a Lock-Up Agreement, substantially in the form of Exhibit I.

                 SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS
                    OF PINNACLE AND THE SELLING STOCKHOLDERS

            The obligations of Pinnacle and the Selling Stockholders to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived solely by Pinnacle, in whole or in part, in accordance with Section 10.11):

            7.1 Accuracy of Representations. Each of the representations and warranties made by Netivation in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

            7.2 Performance of Covenants. Each covenant and obligation that Netivation and Merger Sub are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

            7.3 Consents. All material consents required to be obtained by Netivation in connection with the Transactions shall have been obtained and shall be in full force and effect.

            7.4 Agreements and Documents. Pinnacle shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) the Escrow Agreement, substantially in the form of Exhibit G;

                  (b) Employment and Noncompetition Agreements, substantially in the form of Exhibit F1, F2, & F3, executed by Stephen Miller, Anne Holcombe, and Albert Burt III;

                  (c) a tax representation letter (as described in Section 5.5) executed by Netivation;

                  (d) a certificate executed by Netivation containing the representation and warranty of Netivation that each of the representations and warranties made by Netivation in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need to be accurate in all material respects only as of the specified date);

                  (e) such other documents as Pinnacle may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Netivation, (ii) evidencing the compliance by Netivation with, or the performance by Netivation of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Transactions;

                  (f) the cash representing the additional consideration in accordance with Section 1.6.

                  (g) a legal opinion from counsel for Netivation and Merger Sub, substantially in the form of Exhibit E3;

                  (h) a lease guarantee from Netivation regarding the real property currently occupied by Pinnacle, which replaces the current lease guarantee made by Stephen Miller; and

                  (i) verification that the outstanding debt, up to an amount of $125,000, incurred pursuant to the loan agreements referred to in Items 1 and 2 of Section 2.7 of the Schedule of Exceptions, owed by Pinnacle to First Colony Bank, has been, or will promptly be, payed off by Netivation.

            7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

            7.6 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Netivation and Merger Sub.

            7.7 No Material Adverse Change. There shall be no Material Adverse Effect on Netivation since the date of this Agreement.

            SECTION 8 - TERMINATION

            8.1 Termination Events. This Agreement may be terminated prior to the Closing:

                  (a) by Netivation if (i) there is a material Breach of any representation, warranty, covenant or obligation of Pinnacle or any of the Selling Stockholders contained in this Agreement and within twenty (20) days after written notice of such Breach to or from Pinnacle, such Breach shall not have been cured in all material respects or waived by Netivation and Merger Sub or Pinnacle shall not have provided reasonable assurance to Netivation that such Breach will be cured in all material respects on or before the Closing, or (ii) Netivation reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement) and such condition shall not have been waived by Netivation and Merger Sub;

                  (b) by the Agent (as defined in Section 10.1) if (i) there is a material Breach of any representation, warranty, covenant or obligation of Netivation contained in this Agreement and within twenty (20) days after written notice of such Breach to or from Netivation, such Breach shall not have been cured in all material respects or waived by Pinnacle or Netivation shall not have provided reasonable assurance to Pinnacle that such Breach will be cured in all material respects on or before the Closing, or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Pinnacle or any of the Selling Stockholders to comply with or perform any covenant or obligation of Pinnacle or the Selling Stockholders set forth in this Agreement) and such condition shall not have been waived by Pinnacle;

                  (c) by Netivation at the Closing if any condition set forth in
Section 6 has not been satisfied by the Closing and such condition shall not have been waived by Netivation;

                  (d) by the Agent at the Closing if any condition set forth in
Section 7 has not been satisfied by the Closing and such condition shall not have been waived by Pinnacle;

                  (e) by Netivation if the Closing has not taken place by July 15, 2000 (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

                  (f) by the Agent if the Closing has not taken place by July 15, 2000 (other than as a result of the failure on the part of Pinnacle or any of the Selling Stockholders to comply with or perform any covenant or obligation of Pinnacle or the Selling Stockholders set forth in this Agreement); or

                  (g) by the mutual consent of Netivation, Pinnacle and the Agent.

            8.2 Termination Procedures. If Netivation wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Netivation shall deliver to the Agent a written notice stating that Netivation is terminating this Agreement and setting forth a brief description of the basis on which Netivation is terminating this Agreement. If the Agent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Agent shall deliver to Netivation a written notice terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

            8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1,

                  (a) all liabilities and obligations of the parties under this Agreement shall automatically terminate; provided, however, that: (i) neither Pinnacle nor the Selling Stockholders nor Netivation shall be relieved of any obligation or liability if the basis of termination is a willful, material Breach by such party of any provision of this Agreement; (ii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section, Section 10.3 and the Mutual Nondisclosure Agreement, effective March 6, 2000, by and between Netivation and Pinnacle (the "Confidentiality Agreement"); and (iii) Pinnacle and Netivation shall, in all events, remain bound by and continue to be subject to Section 5.3; and

                  (b) each party shall redeliver all documents, work papers and other materials of the other parties relating to the Transactions whether so obtained before or after the execution hereof, to the party furnishing the same or, upon prior written notice to such party, shall destroy all such documents, work papers and other materials and deliver notice to the parties seeking destruction of such documents that such destruction has been completed, and all Confidential Information (as defined in the Confidentiality Agreement) received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement.

                        SECTION 9 - INDEMNIFICATION, ETC.

            9.1 Survival of Representations, Warranties and Covenants.

                  (a) The representations, warranties and covenants of each party pursuant to this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, (i) that fraud claims and claims under Section 2.14 shall survive for the statute of limitations applicable to claims based on such matters and (ii) that if, at any time prior to the first anniversary of the Closing Date, any Netivation Indemnitees or Pinnacle Indemnitees seeking indemnification under this Section 9 (acting in good faith) delivers to the Agent or Netivation, as the case may be, a written notice alleging the existence of a Breach of any of the representations and warranties made by the other party or parties or a Breach of any covenant contained herein made by the other party or parties (and setting forth in reasonable detail the basis for such Netivation Indemnitees's or Agent's belief that such a Breach may exist) and asserting a claim for recovery under Section 9.2 or 9.3 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim is fully and finally resolved.

                  (b) The representations, warranties, covenants and obligations of Netivation, Pinnacle and the Selling Stockholders, and the rights and remedies that may be exercised by the Netivation Indemnitees and the Pinnacle Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Netivation Indemnitees, the Pinnacle Indemnitees or their respective Representatives.

                  (c) For purposes of this Agreement, each statement or other item of information set forth in the Schedule of Exceptions or in any update to the Schedule of Exceptions shall be deemed to be a representation and warranty made in this Agreement.

            9.2 Indemnification by the Selling Stockholders.

                  (a) Subject to the provisions of this Section 9, the Selling Stockholders, jointly and severally, shall indemnify and hold harmless each of the Netivation Indemnitees from and against the amount of any Damages incurred by any of the Netivation Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of Pinnacle or any of the Selling Stockholders contained in Section 2 hereof or in any instrument delivered pursuant to this Agreement (each as modified by the Schedule of Exceptions delivered by Pinnacle and the Selling Stockholders on the date of this Agreement and not as modified by any revisions to such Schedule of Exceptions after such date), (ii) any Breach of any covenant or obligation of Pinnacle or the Selling Stockholders contained herein, or (iii) any Breach of any representation or warranty made in the Selling Stockholders' Closing Certificate.

                  (b) In no event shall Netivation Indemnitees seek consequential damages or damages for lost profits (except with respect to claims arising out of the willful misconduct of the other party or parties, including willful breaches of this Agreement) against the Selling Stockholders in any claim for indemnification under this Section 9 or for any other matter relating to this Agreement or the Transactions, nor shall seek or accept payment of any award or judgment to the extent that such award or judgment against the Pinnacle Indemnitees includes such consequential damages or damages for lost profits.

                  (c) Each Selling Stockholder waives and acknowledges and agrees that such Selling Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such Selling Stockholder may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

                  (d) Claims for Damages made by the Netivation Indemnitees pursuant to the provisions of Sections 9.2(a) or 9.6 shall be limited to an amount equal to (i) 404,000 shares multiplied by the closing price per share of Netivation common stock on the Closing Date, plus (ii) $300,000. The provisions of this Section 9.2 shall not apply to claims for fraud on the part of Pinnacle or any Selling Stockholder.

            9.3 Indemnification by Netivation.

                  (a) Subject to the provisions of this Section 9, Netivation shall indemnify and hold harmless each of the Selling Stockholders from and against the amount of any Damages incurred by any of the Selling Stockholders directly or indirectly as a result of (i) any Breach of a representation or warranty of Netivation contained in Section 3 hereof or in any instrument delivered pursuant to this Agreement or (ii) any Breach of any covenant or obligation contained herein or (iii) any Breach of any representation or warranty made in the certificate of representations and warranties delivered by Netivation pursuant to Section 7.4.

                  (b) In no event shall Pinnacle Indemnitees seek consequential damages or damages for lost profits (except with respect to claims arising out of the willful misconduct of the other party or parties, including willful breaches of this Agreement) against Netivation in any claim for indemnification under this Section 9 or for any other matter relating to this Agreement or the transactions, nor shall seek or accept payment of any award or judgment to the extent that such award or judgment against the Netivation Indemnitees includes such consequential damages or damages for lost profits..

                  (c) Netivation waives and acknowledges and agrees that Netivation shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which Netivation may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

                  (d) Claims for Damages made by the Selling Stockholders pursuant to the provisions of Sections 9.3(a) shall be limited to (i) 404,000 shares multiplied by the closing price per share of Netivation common stock on the Closing Date, plus (ii) $300,000. The provisions of this Section 9.3 shall not apply to claims for fraud on the part of Netivation.

            9.4 Minimum Claim Against the Selling Stockholders. The Selling Stockholders shall have no liability nor be subject to any claim for Damages made by Netivation Indemnities pursuant to the provisions of Section 9.2(a) unless and until the aggregate amount of Damages exceeds the sum of $50,000. After the aggregate amount of damages exceeds the sum of $50,000, the Selling Stockholders shall be jointly and severally liable for the full amount of Damages.

            9.5 Minimum Claim Against Netivation. Netivation shall have no liability nor be subject to any claim for Damages made by the Selling Stockholders pursuant to the provisions of Section 9.3(a) unless and until the aggregate amount of Damages exceeds the sum of $50,000. If the aggregate amount of Damages exceeds the sum of $50,000, then Netivation may be subject to the full amount of any such claim.

            9.6 Defense of Third Party Claims. Within twenty (20) days after receipt of notice of the assertion or commencement by any Person not a party to this Agreement (a "Third Party")of any claim or Proceeding (whether against any Pinnacle Indemnitee, against any Netivation Indemnitee or any other Person) with respect to which any of the parties to this Agreement (the "Indemnifying Party") may become obligated to indemnify, hold harmless, compensate or reimburse any other party to this Agreement (the "Indemnitee") pursuant to this Section 9, the

Indemnitee shall provide written notice to the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to proceed with the defense of such claim or Proceeding, provided however; (i) that the Indemnifying Party must conduct the defense of the Third Party's claim actively and diligently thereafter in order to preserve its rights in this regard; (ii) that the failure of the Indemnitee to provide timely notice to the Indemnifying Party will not relieve the Indemnifying Party from liability for such claim except to the extent that such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim; and (iii) provided further that the Indemnitee may retain separate co-counsel at its sole cost and expense. If the Indemnifying Party so proceeds with the defense of any such claim or Proceeding:

                  (a) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Indemnifying Party;

                  (b) the Indemnifying Party shall make available to the Indemnitee any documents and materials in the possession or control of any Indemnifying Party that may be reasonably necessary to the defense of such claim or Proceeding;

                  (c) the Indemnifying Party shall keep the Indemnitee informed of all material developments and events relating to such claim or Proceeding;

                  (d) the Indemnifying Party may not settle or compromise any claim with respect to which indemnification is being sought without the prior written consent of the Indemnitee; and

                  (e) the Indemnitee may not settle or compromise any claim with respect to which indemnification is being sought without the prior written consent of the Indemnifying Party.

            9.7 Indemnity Reserve. In order to secure Netivation's and each Netivation Indemnitee's rights of indemnity, the Selling Stockholders shall place Eighty Thousand Eight Hundred (80,800) shares of Netivation Stock in escrow in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit G.

            9.8 Exclusive Remedy. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to Section
10.3 and this Section 9 shall be the sole and exclusive right and remedy exercisable by such breach by the other party of any representation or warranty or covenant in this Agreement or any Schedule, except for the right to seek specific performance of any of the agreements contained herein pursuant to
Section 10.10. The provisions of this Section 9.8 shall not apply to claims for fraud by any of the parties.

                      SECTION 10 - MISCELLANEOUS PROVISIONS

            10.1 Selling Stockholders' Agent.

                  (a) The Selling Stockholders hereby irrevocably nominate, constitute and appoint Stephen Miller as the agent and true and lawful attorney-in-fact of the Selling Stockholders (the "Agent"), with full power of substitution, to act in the name, place and stead of the Selling Stockholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions on behalf of the Selling Stockholders. Stephen Miller hereby accepts his appointment as Agent.

                  (b) The Selling Stockholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Stockholders (in the name of any or all of the Selling Stockholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the Selling Stockholders' Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in the Transactional
Agreements:

                        (i) Netivation shall be entitled to deal exclusively with the Agent, acting on behalf of the Selling Stockholders, on all matters relating to the Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any consent to be given or action to be taken by, any Selling Stockholder, including any matters set forth in Section 9); and

                        (ii) each Netivation Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Selling Stockholder by the Agent, as fully binding upon such Selling Stockholder.

                  (c) The Selling Stockholders recognize and intend that the power of attorney granted herein (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Agent and (iii) shall survive the death or incapacity of each of the Selling Stockholders.

                  (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him/her to be genuine and to have been telexed, telegraphed, faxed or cabled by any Selling Stockholder or to have been signed and presented by an Selling Stockholder.

                  (e) If the Agent shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Selling Stockholders by a majority vote of the voting capital stock of Pinnacle on the date hereof shall, within thirty (30) days after such resignation, death or disability, appoint a successor agent and, immediately thereafter, shall notify Netivation of the identity of such successor; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Selling Stockholder shall have the right to petition a court of competent jurisdiction for appointment of a successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Selling Stockholders.

                  (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Selling Stockholders.

                  (g) Each Selling Stockholder hereby ratifies and confirms all that the Agent shall do or cause to be done by virtue of his appointment as Agent of such Selling Stockholder. The Agent shall act for the Selling Stockholders on all matters set forth in this Agreement in the manner the Agent believes to be in the best interest of the Selling Stockholders, but the Agent shall not be responsible to any Selling Stockholder for any loss or damage that any Selling Stockholder may suffer by reason of the performance by the Agent of his duties under this Agreement, other than loss or damage arising from the willful misconduct in the performance of his duties under this Agreement.

                  (h) The Selling Stockholders do hereby jointly and severally agree to indemnify and hold harmless the Agent from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement except for willful misconduct.

            10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

            10.3 Fees and Expenses. Subject to Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Netivation and its Representatives with respect to Pinnacle's business (and the furnishing of information to Netivation and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Schedule of Exceptions) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions and the obtaining of any consent required to be obtained in connection with any of such Transactions and (iv) the consummation of the Merger.

            10.4 Attorneys' Fees. If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

            10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or overnight delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            if to Netivation:     Netivation.com, Inc.
                                  806 Clearwater Loop, Suite N
                                  Post Falls, ID  83854
                                  Attention: Anthony J. Paquin, President and
                                  Chief Executive Officer
                                  Facsimile: (208) 777-8904

            with a copy to:       Moffatt Thomas Barrett Rock & Fields, Chtd.
                                  101 S. Capitol Blvd., 10th Floor
                                  Boise, ID  83702
                                  Attention: Mark A. Ellison
                                  Facsimile: (208) 385-5384

            if to the Agent       Pinnacle MedSource, Inc.
            or any of the         225 Curie Drive
            Selling Stockholders: Alpharetta, Georgia 30005
                                  Attention: Stephen Miller
                                  Facsimile: (770) 772-7918

            with a copy to:       King & Spalding
                                  191 Peachtree Street, N.E.
                                  Atlanta, Georgia 30303-1763
                                  Attention: William G. Roche
                                  Facsimile: (404) 572-5100

            Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three
(3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

            10.6 Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            10.7 Counterparts. This Agreement may be executed in several counterparts and transmitted by facsimile, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

            10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware.

            10.9 Successors and Assigns. This Agreement shall be binding upon:
Pinnacle and its successors and assigns (if any); the Selling Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Netivation and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Pinnacle; the Selling Stockholders; Netivation; Merger Sub; the Netivation Indemnitees; and the respective successors and assigns (if any) of the foregoing. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided that Netivation may assign any of its rights and interests, but not its obligations, hereunder to an Affiliate without any such written consent.

            10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and
(ii) an injunction restraining such Breach or threatened Breach.

            10.11 Waiver.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

            10.13 Time of the Essence. Time is of the essence of this Agreement.

            10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

            10.15 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

            10.16 Entire Agreement. This Agreement, the other agreements referred to herein, the Schedule of Exceptions and the Confidentiality Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

            10.17 Construction.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [Remainder of Page Intentionally Left Blank]

      The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                        NETIVATION:

                                        NETIVATION.COM, INC.,
                                        a Delaware corporation

                                        By /s/ Anthony J. Paquin
                                          --------------------------------------
                                          Anthony J. Paquin
                                          President and Chief Executive Officer


                                        MERGER SUB:

                                        NETIVATION.COM MERGER THREE CORP.,
                                        a Delaware corporation

                                        By /s/ Anthony J. Paquin
                                          --------------------------------------
                                          Anthony J. Paquin
                                          President and Chief Executive Officer


                                        PINNACLE:

                                        PINNACLE MEDSOURCE, INC.,
                                        a Georgia corporation

                                        By /s/ Stephen Miller
                                          --------------------------------------
                                          Stephen Miller
                                          President


                                        SELLING STOCKHOLDERS:

                                        /s/ Stephen Miller
                                        ----------------------------------------
                                        Stephen Miller

                                        /s/ Anne Holcombe
                                        ----------------------------------------
                                        Anne Holcombe

                                        /s/ Albert Burt III
                                        ----------------------------------------
                                        Albert Burt III


                                        AGENT:

                                        /s/ Stephen Miller
                                        ----------------------------------------
                                        Stephen Miller

SECRETARY'S CERTIFICATE

      I, Gary S. Paquin, Secretary of Netivation.com Merger Three Corp., hereby certify that this Agreement has been adopted pursuant to the first sentence of Title 8, Section 251(f) of the Delaware Corporations Laws, and that the conditions specified in that sentence have been satisfied.

/s/ Gary S. Paquin
-----------------------------------
Gary S. Paquin, Secretary